UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAROLINA BANK HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	The Painted Plate Catering
2001 North Church Street
Greensboro, North Carolina

Date:	May 19, 2009

Time:	4:00 p.m.

The purposes of the meeting are:

1.	To elect three members of the Board of Directors for terms of three years;

2.	To approve the Carolina Bank Holdings, Inc. 2009 Omnibus Stock Ownership and Long Term Incentive Plan;

3.	To ratify a non-binding shareholder resolution regarding executive compensation;

4.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for 2009; and

5.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

WE HAVE ELECTED TO FURNISH OUR PROXY SOLICITATION MATERIALS VIA U.S. MAIL AND ALSO TO NOTIFY YOU OF THE AVAILABILITY OF OUR PROXY MATERIALS ON THE INTERNET.

THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT HTTP://WWW.CAROLINABANK.COM.

By Order of the Board of Directors

/s/ Robert T. Braswell

Robert T. Braswell
President and Chief Executive Officer

April 3, 2009

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

PROXY STATEMENT

Mailing Date: On or About April 7, 2009

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2009

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 19, 2009, at 4:00 p.m., at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about April 7, 2009. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Gary N. Brown and James E. Hooper. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the two nominees for director named in Proposal 1 and “FOR” Proposals 2, 3 and 4. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on March 18, 2009 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 3,387,045 shares were issued and outstanding on March 18, 2009. As of March 18, 2009, there were approximately 1,285 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1, the three directors receiving the greatest number of votes shall be elected. In the case of Proposals 2, 3 and 4, for each such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.

Appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no shareholders known to management to own more than 5% of the Company’s common stock. The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)

J. Alexander S. Barrett Greensboro, NC	7,593	0.22

Robert T. Braswell Greensboro, NC	113,807	3.31

Stephen K. Bright Greensboro, NC	-0-	0.00

Gary N. Brown Summerfield, NC	69,595	2.05

Phillip B. Carmac Ramseur, NC	1,911	0.06

George E. Carr Greensboro, NC	25,033(4)	0.74

John D. Cornet Greensboro, NC	56,949(5)	1.68

Gunnar N.R. Fromen Greensboro, NC	58,655	1.72

James E. Hooper Greensboro, NC	55,509	1.64

Daniel Hornfeck Greensboro, NC	12,929	0.38

T. Allen Liles Asheboro, NC	49,622	1.45

Kenneth C. Mayer, Jr. Greensboro, NC	7,506	0.22

T. Gray McCaskill Greensboro, NC	5,179	0.24

D. Wayne Thomas Asheboro, NC	9,990	0.29

Directors, Nominees and Executive Officers as a Group (14 persons)	477,278	13.54

(1)

Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,254 shares.

(2)

Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 50,627 shares; Mr. Brown – 6,134 shares; Mr. Carmac – 200 shares; Mr. Carr – 5,257 shares; Mr. Cornet – 7,712 shares; Mr. Fromen – 32,474 shares; Mr. Hornfeck – 11,280 shares; and Mr. Liles – 24,168 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.

(3)

The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 3,387,045 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.

(4)	Includes 8,573 shares owned by Mr. Carr’s business.

(5)	Includes 85 shares owned by Mr. Cornet’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Company at ten (10) and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years

T. Gray McCaskill (51)	Director	2003	Chief Executive Officer and Owner, Senn, Dunn, Marsh & Roland, Insurors, Greensboro, NC

D. Wayne Thomas (55)	Director	2007	President and Owner, Wayne Thomas Chevrolet Cadillac (automobile dealership), Asheboro, NC

Stephen K. Bright (60)	Nominee	--	President and Owner, Bright Enterprises, Inc. (plastic injection molding company), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During the Past Five Years

J. Alexander S. Barrett (52)	2004	2011	Partner, Hagan Davis Mangum Barrett Langley & Hale PLLC, Greensboro, NC (practicing in the areas of complex business and commercial litigation and employment law)

Robert T. Braswell (57)	1996	2010	President and Chief Executive Officer of the Company and the Bank

Gary N. Brown (64)	1996	2010	President, Gary Brown Associates, Inc. (computer consulting), Summerfield, NC

George E. Carr (66)	2000	2011	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During the Past Five Years

Kenneth C. Mayer, Jr. (50)	2003	2011	Principal, Moser Mayer Phoenix Associates, P.A. (architecture, engineering, interior design and site services firm), Greensboro and Charlotte, NC

John D. Cornet (62)	1996	2010	President, JDC Associates LLC (management consulting firm), Greensboro, NC

James E. Hooper (51)	2000	2010	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

Director Independence

With the exception of Messrs. Braswell and Mayer, each member of the Company’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination, the Board considered all insider transactions with directors for the provision of goods or services to the Bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Moser Mayer Phoenix Associates, P.A., a related interest of director Kenneth C. Mayer, Jr., provided architectural and branch site evaluation services for two new banking offices, including the Bank’s new main banking office in downtown Greensboro, in 2007. Moser Mayer Phoenix Associates, P.A. was paid $219,331 in 2007 in connection with the provision of these services. We believe that such services were provided at or below the fair market rates that would be available from an independent third party. The agreements for such services were subject to prior approval by the Board of Directors.

Director Relationships

No director is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2008, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended. The Chairman of the Board of Directors received an additional monthly retainer of $2,000 and the Chairman of the Audit Committee received an additional monthly retainer of $1,000. Directors also received meeting fees of $600 per committee meeting attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matches 25% of meeting attendance fees, committee fees and retainer fees deferred by directors under the deferred compensation plan.

The following table presents a summary of all compensation paid by the Company to its directors for their service as such during the year ended December 31, 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(2)	All Other Compensation(3)	Total

J. Alexander S. Barrett	$18,200	--	--	$5,327	$23,527
Robert T. Braswell(1)	--	--	--	--	--
Gary N. Brown	19,400	--	--	9,190	28,590
George E. Carr	14,400	--	--	10,641	25,041
Marlene H. Cato(4)	3,600	--	--	1,091	4,691
John D. Cornet	41,800	--	--	13,806	55,606
James E. Hooper	28,200	--	--	7,926	36,126
T. Gray McCaskill	15,400	--	--	4,718	20,118
Kenneth C. Mayer, Jr.	11,400	--	--	3,535	14,935
D. Wayne Thomas	17,000	--	--	5,557	22,557
Julius L. Young, Jr.(5)	6,000	--	--	1,584	7,584

(1)

Compensation paid to Mr. Braswell in connection with his service as President and Chief Executive Officer of the Company and the Bank is presented in the Summary Compensation table presented on page 13.

(2)	At March 18, 2009, the following option awards were outstanding: Mr. Braswell – 50,627 shares; Mr. Brown – 6,134 shares; Mr. Carr – 5,257 shares; and Mr. Cornet – 7,712 shares.

(3)

Consists of a 25% premium in connection with the conversion of certain directors’ fees deferred into shares of the Company’s common stock, retirement account accruals and the value of certain life insurance benefits.

(4)	Ms. Cato’s term of office as a member of the Board of Directors ended on April 15, 2008.

(5)	Mr. Young resigned from the Board of Directors effective April 15, 2008.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors provided for the issuance of up to 135,420 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004, 2005 and 2007) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Stock Option Plan have been granted. There were no stock options granted to members of the Company’s Board of Directors during 2008.

Director Retirement Agreements

In 2008, the Bank entered into director retirement agreements with certain of its non-employee directors, including Messrs. Barrett, Brown, Carr, Cornet, Hooper, Mayer, McCaskill and Thomas. The director retirement agreements are intended to encourage existing directors to remain directors of the Bank, assuring the Bank that it will have the benefit of the directors’ experience and guidance in the years ahead. The director retirement agreements provide for a $10,000 annual benefit. The benefit is payable for ten years beginning with the month immediately after the month in which the director reaches age 70. If a director’s service terminates before age 70 for reasons other than death, disability, or termination for cause, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a ten-year period, a payment based upon the retirement-liability balance accrued by the Bank at the end of the month before the month in which the director’s service terminates. Likewise, if a director’s service terminates because of disability before age 70, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a ten-year period, a payment based upon the retirement-liability balance accrued by the Bank at the end of the month before the month in which the director’s service terminates. If a change-in-control of the Company occurs both before the director reaches age 70 and before the director’s service terminates, then the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Bank on the date of the change-in-control. For this purpose, the term “change-in-control” means a change-in-control as defined in Internal Revenue Code Section 409A and Internal Revenue Service regulations implementing Section 409A. After a director’s death, an amount equal to the retirement-liability balance on the date of the director’s death will be paid to his or her beneficiary in a single lump sum. A director will forfeit all benefits under the director retirement agreement if he is not nominated for re-election because of the director’s gross negligence or gross neglect of duties, commission of a felony or misdemeanor involving moral turpitude, acts of fraud, disloyalty, or willful violation of any law or significant Bank policy, a breach of the director’s fiduciary duties for personal profit, or if the director is removed by order of the FDIC. The Bank has also agreed to pay legal fees incurred by the director if his director retirement agreement is challenged following a change-in-control, up to a maximum of $125,000 for each director.

Directors’ Deferral Plan

Effective March 10, 2003, directors of the Bank may defer the payment of annual fees, meeting fees, committee fees, and/or retainers pursuant to the Bank’s directors’ deferral plan. Messrs. Barrett, Brown, Carr, Cornet, Hooper, Mayer, McCaskill and Thomas currently participate in the directors’ deferral plan. Each director may elect to defer up to 100% of his or her compensation from retainers and meeting fees. The Bank makes a matching contribution equal to 25% of the director’s compensation deferred under the plan. The deferred fees are converted into a number of shares of the Company’s common stock with a fair market value equal to the value of the fees deferred, and the number of shares is then credited to the director’s account. A director is 100% vested in the director’s account and in the Bank’s contributions at all times. The Bank uses a Rabbi Trust to hold the Company’s common stock to satisfy the Bank’s obligations under the directors’ deferral plan, and the directors are general creditors of the Bank in the event the Bank becomes insolvent. Upon termination of service as a director or in the event of death, shares of the Company’s common stock will be distributed in a lump sum payment to the director or a designated beneficiary. In 2008, the Bank amended the directors’ deferral plan to ensure that benefits under the plan are paid in a manner and at a time that are consistent with Section 409A, a provision of the Internal Revenue Code governing non-qualified deferred compensation. Internal Revenue Code Section 409A affects non-qualified retirement plans and other deferred compensation arrangements by regulating election timing, distribution timing, and the ability to take accelerated payments under such plans. Internal Revenue Code Section 409A provides that, unless certain requirements are met, amounts deferred under a non-qualified deferred compensation plan will be immediately includable in income and subject to an additional 20% excise tax.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held fourteen meetings during 2008. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served. It is the policy of the Company that directors attend each annual and special meeting of shareholders. All of the Company’s nine directors attended the 2008 Annual Meeting of Shareholders and eight of the Company’s nine directors attended the Special Meeting of Shareholders held on December 19, 2008.

The Company’s Board of Directors has several standing committees, including an Executive Committee, an Audit Committee, a Loan Committee and a Governance Committee.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Cornet, Brown, Braswell and Hooper. The Executive Committee did not meet during 2008.

Audit Committee. The members of the Audit Committee are Messrs. Brown, Hooper and McCaskill. The Audit Committee met once during 2008. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Report of the Audit Committee is included on page 20 of this proxy statement. The Audit Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com.

The Company’s common stock is listed on, and the members of the Company’s Audit Committee meet, the requirements of the NASDAQ Global Market. The Audit Committee members are “independent” and “financially literate” as defined by NASDAQ’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of generally accepted accounting principles (“GAAP”) in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the Company’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Loan Committee. The members of the Loan Committee are Messrs. Braswell, Carr, McCaskill and Mayer. The Loan Committee met four times in 2008. The Loan Committee is responsible for assisting the Board of Directors and management in establishing loan policy, oversight of quality and productivity of the loan portfolio and for approving or disapproving loans exceeding the limits of individual loan officers or the officer loan committee. The Loan Committee is required by charter to consist of the President and Chief Executive Officer and a minimum of three independent directors.

Governance Committee. The members of the Governance Committee are Messrs. Barrett, Brown, Cornet and Mayer. The Governance Committee met six times in 2008. The Governance Committee is responsible for developing and maintaining the corporate governance policy. The Governance Committee also performs the duties of a Nominating Committee and Compensation Committee. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com. The members of the Governance Committee are “independent” as defined by NASDAQ listing standards and applicable rules promulgated under the Securities Exchange Act of 1934. The Governance Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. While the committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. All executive officers of the Company, including Mr. Braswell, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the

Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant.

The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

Name	Age	Position With Company/Bank	Business Experience

Robert T. Braswell	57	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996

T. Allen Liles	56	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank

Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001

Gunnar N. R. Fromen	60	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998

Daniel D. Hornfeck	41	Executive Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December 2003; Vice President and Risk Management Officer, Wachovia Bank, N.A. from June 1995 to December 2003

Phillip B. Carmac	55	President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank

President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank since 2007; Senior Vice President, Mortgage Simple, from 2004 to 2007; Senior Vice President, Coastal Funding, from 1999 to 2004.

Employment Agreements. In May 2008, the Board of Directors approved new employment agreements with Messrs. Robert T. Braswell, T. Allen Liles, Gunnar N.R. Fromen, and Daniel D. Hornfeck. The discussion that follows summarizes the terms of the new agreements.

The new agreements have three-year terms, extending annually for one additional year at each anniversary unless the Board of Directors determines not to extend the term. Establishing the terms and conditions of the employment relationship and the executives’ initial base salary, the employment agreements also grant miscellaneous fringe benefits such as use of an automobile (in the case of Mr. Braswell), payment of club dues (for Messrs. Braswell, Fromen and Liles), and reimbursement of reasonable business expenses. Base salary for 2008 is $280,000 for Mr. Braswell, $158,853 for Mr. Fromen, $156,346 for Mr. Liles, and $125,000 for Mr. Hornfeck.

The agreements are terminable by the Company or the Bank with or without cause and terminate automatically when the executive attains age 65. The agreements provide for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable after a change-in-control. Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason. For termination because of death, the Company and the Bank would provide, without cost, continued health care coverage to the executive’s family for one year. For termination because of disability, the executive would be entitled to (x) base salary through the date on which termination becomes effective, any unpaid bonus or incentive compensation for the year before the year in which termination becomes effective, any payments the executive is entitled to under any disability insurance program in which the executive participates, and such other benefits to which he may be entitled under any other benefit arrangements of the Company or the Bank, and (y) continued medical and dental insurance coverage for up to three years. If the executive’s employment terminates involuntarily but without cause or voluntarily but with good reason, he will receive in a single lump sum in an amount in cash equal to two times his base salary, plus, for Mr. Braswell, any bonus earned by the executive or accrued on his behalf through the date employment termination becomes effective (including any amounts awarded but that have not vested when termination becomes effective) and a pro rata share of any bonus for the year in which termination becomes effective. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits or responsibilities or a material change in the geographic location at which the executive must perform services for the Company. Whether termination is involuntary but without cause or voluntary but with good reason, the executive also will continue to receive medical and dental insurance benefits for a period that may be as long as the remaining term of the employment agreement.

If a change-in-control occurs, each of Messrs. Braswell and Liles will be entitled to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by three. The benefit is payable regardless of whether the executive’s employment terminates after the change-in-control, but it is payable on no more than one occasion. If Messrs. Braswell or Liles receive the change-in-control benefit, he would not later be entitled, at employment termination, to additional cash severance benefits. As of December 31, 2008, upon the occurrence of a change-in-control, the value of the lump sum payments that would have been payable to Mr. Braswell and Mr. Liles would have been approximately $1,091,925 and $601,161, respectively. In contrast to the terms on which the change-in-control benefit would be payable to Messrs. Braswell and Liles, each of Messrs. Fromen and Hornfeck will be entitled to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by three if and only if his employment is terminated involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control occurs. As of December 31, 2008, upon the occurrence of a change-in-control followed by termination of employment, the value of the lump sum payment payable to Mr. Fromen would have been approximately $610,095 and the value of the lump sum payment payable to Mr. Hornfeck would have been $479,427, respectively. For the purpose of calculating change-in-control benefits under the employment agreements, the term annual compensation means the sum of (x) the executive’s base salary when the change-in-control occurred or on the date of the executive’s employment termination (whichever is greater) plus (y) any cash bonus or cash incentive compensation earned in the year preceding the change-in-control or the year preceding the executive’s employment termination (whichever is greater). After a change-in-control, each executive also will become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the executive participated if (x) the plan, program or arrangement does not address the effect of a change-

in-control or termination after a change-in-control and (y) award vesting occurs automatically with the passage of time or years of service.

Additionally, the Company and the Bank have agreed to pay legal fees incurred by the executive if his employment agreement is challenged after a change-in-control, up to a maximum of $125,000.

If an executive’s aggregate change-in-control benefits (including severance benefits under employment agreements, change-in-control benefits payable under employment or salary continuation or other agreements, accelerated vesting of stock options or other equity-based awards, and any other form of change-in-control benefit) equal or exceed three times his five-year average taxable compensation, a 20% excise tax is imposed on the executive under Internal Revenue Code Section 4999 and the employer forfeits its compensation deduction pursuant to the related Section 280G of the Internal Revenue Code. If the 20% excise tax is imposed, it will be imposed on all change-in-control benefits exceeding the executive’s five-year average taxable compensation and the employer will forfeit the compensation deduction for those same benefit amounts. None of these employment agreements provide for a reduction of change-in-control benefits to avoid application of Sections 280G and 4999.

Salary Continuation and Endorsement Split Dollar Agreements. The Bank entered into a salary continuation agreement with one executive (Mr. Hornfeck) and amended salary continuation agreements with three executives (Messrs. Braswell, Liles and Fromen) in May 2008, and has endorsement split dollar agreements with two of these executives dating from 2003. These salary continuation agreements and 2003 endorsement split dollar agreements are summarized below.

Also referred to as “SERPs,” the salary continuation agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age of 65 or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. An executive forfeits his SERP benefits if his employment terminates involuntarily for cause. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. The Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the then present value of the specified normal retirement benefit. If an executive’s employment terminates before the normal retirement age of 65, he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Annual SERP benefits are payable for 15 years. The annual normal retirement age benefits payable under the SERPs are $200,000 for Mr. Braswell, and $125,000 for Messrs. Liles, Fromen, and Hornfeck.

The SERPs also provide for a lump-sum cash benefit payable after a change-in-control. In the case of each of Messrs. Braswell and Liles, the SERP lump-sum change-in-control benefit is payable regardless of whether his employment also terminates (but is payable on no more than one change-in-control occasion) and the benefit consists of the liability accrual balance projected to exist at normal retirement age. In the case of all other executives who are parties to SERPs, the lump-sum change-in-control benefit is equal to the SERP liability accrual balance existing if and when employment termination occurs within 24 months after the change-in-control. However, the benefit is not payable unless employment termination occurs involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control. For this purpose, the term “good reason” is defined in the same manner as the term is defined in the new employment agreements. If a change-in-control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. Under the SERPs, the Bank has agreed that each executive will be reimbursed for his legal expenses if his SERP is challenged after a change-in-control, up to $125,000. This promise is in addition to the similar legal fee reimbursement promise contained in the above-mentioned employment agreements.

Messrs. Braswell and Liles are also parties to split dollar agreements with the Bank that were entered into in 2003, granting to these executives the right to designate the beneficiary of a portion of the death benefits payable under Bank-owned insurance policies on their lives. The designated beneficiaries of Messrs. Braswell and Liles will be entitled to 80% of the net death benefit payable under the insurance policies, which is payable directly by the insurer to the designated beneficiary. The term net death benefit means the total life insurance policy death benefit proceeds minus the policy cash surrender value. The policy cash surrender value and the portion of the net death benefit not payable to the executive’s beneficiary are payable in their entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Because these split dollar arrangements provide for post-retirement death benefits payable to the designated beneficiaries of Messrs. Braswell and Liles, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Bank-Owned Life Insurance. Bank-owned life insurance or “BOLI” is an insurance company-issued product. The BOLI that has been purchased and which may be purchased by the Bank is intended to earn sufficient income on the insurance policies’ cash surrender value such that this income might offset, at least to a certain extent, the financial obligation to pay retirement benefits to directors and the Bank’s after-income tax expense of the accrual for certain benefits under the above-mentioned director retirement agreements and to executives under the above-mentioned salary continuation agreements.

The BOLI is also intended to increase the Bank’s non-interest income in future operating periods. At December 31, 2008, the bank owned BOLI having an aggregate cash surrender value for all insured directors and officers of approximately $9.2 million.

Because it is the intention of the Bank to hold the BOLI until the death of the applicable insured director or officer, the increase of cash surrender value may be tax-free income under current federal income tax law. This compares to the taxable gain the Bank would recognize for assets in traditional taxable investments such as U.S. Treasury or agency securities. The death benefits payable under the BOLI policies, which is likewise tax free under current federal income tax law, is intended to further enhance the Bank’s return. However, certain aspects of the BOLI, including death benefits, will be taken into account in computing any applicable federal alternative minimum tax under current applicable federal tax law.

The following table shows all cash and non-cash compensation paid to or received or deferred by Robert T. Braswell, Gunnar N.R. Fromen, T. Allen Liles, Daniel D. Hornfeck and Phillip C. Carmac for services rendered in all capacities during the fiscal years ended December 31, 2008 and 2007. Such compensation was comprised of base salary, bonus, 401(k) matching contributions, insurance premiums paid under life insurance arrangements and compensation expense incurred for the SERPs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)		Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2008 2007 2006	$283,039 251,250 228,000	$71,305 103,975 87,633	$	-- 25,987 --	-- -- --	$118,580 30,202 26,570	$18,128 18,074 17,263	$491,052 429,488 359,466

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2008 2007 2006	$157,175 147,532 137,733	$21,269 44,512 35,318	$	-- 15,840 --	-- -- --	$121,657 42,074 37,012	$13,485 12,253 10,142	$313,586 262,211 220,205

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company and the Bank; Executive Vice President of the Bank	2008 2007 2006	$155,245 145,203 135,533	$21,404 44,041 39,721	$	-- 15,840 --	-- -- --	$63,401 20,169 17,743	$14,576 12,901 11,786	$254,626 238,154 204,783

Daniel D. Hornfeck, Executive Vice President and Chief Credit Officer of the Bank	2008 2007 2006	$114,766 114,766 106,773	$16,640 34,809 19,406	$	-- 15,840 --	-- -- --	$6,661 -- --	$9,735 8,269 7,045	$147,802 173,684 133,224

Phillip B. Carmac, President, Carolina Bank Wholesale Mortgage and Senior Vice President of the Bank	2008 2007	$100,000 47,756	225,185 --	$	-- 5,280	-- --	-- --	$9,006 172	$334,191 53,208

(1)

Calculated in accordance with FAS 123R. The assumptions used in estimating the fair value of options are set forth in note 1 to the Company’s audited consolidated financial statements at December 31, 2008.

(2)	Consists of compensation expense incurred pursuant to participation by Messrs. Braswell, Fromen, Hornfeck and Liles in the Company’s Executive Supplemental Retirement Plan.

(3)	Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under life insurance arrangements.

Restrictions on Executive Compensation

The Company is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program. On January 9, 2009, the Company issued and sold to the Treasury shares of its preferred stock and a warrant to purchase common stock for an aggregate purchase price of $16.0 million in cash. In connection with the Treasury’s investment, the Company is required to place limitations on the compensation of its senior executive officers, applicable in certain situations. In that regard, each of Messrs. Braswell, Liles, Fromen, Hornfect and Carmac executed a waiver whereby the executive voluntarily released the Company from any and all obligations to pay compensation prohibited by federal law and waived any present or future claims against the Company for any changes to the executive’s regular, bonus or incentive compensation or benefit-related arrangements, agreements, or policies and any other changes required to be made by the Treasury. These officers have also entered into executive compensation modification agreements to ensure the Company’s compliance with the laws and regulations governing the Company’s participation in the TARP Capital Purchase Program. Furthermore, the American Recovery and Reinvestment Act of 2009 imposes additional restrictions on Mr. Braswell as the Company’s most highly compensated employee. Specifically, the Company is prohibited from paying or accruing any bonus, retention award or incentive compensation to Mr. Braswell during the time the Treasury holds its investment in the Company.

Stock Options

The shareholders of the Bank approved the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of Shareholders (the “1997 ISO Plan”). The 1997 ISO Plan originally provided for the issuance of options to purchase up to 135,418 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004, 2005 and 2007) of the Bank’s Common Stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the 1997 ISO Plan. All options to purchase shares of the Bank’s Common Stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the 1997 ISO Plan that authorized the grant of options on an aggregate of 172,800 additional shares (amount adjusted following 20% stock dividends in 2004, 2005 and 2007) of the Common Stock of the Company. No further options to purchase shares of the Company’s Common Stock may be granted pursuant to the 1997 ISO Plan.

At the 2007 Annual Meeting of Shareholders, the shareholders of the Company approved the 2007 Incentive Stock Option Plan (the “2007 ISO Plan”). The 2007 ISO Plan originally provided for the issuance of options to purchase up to 36,420 shares (amount adjusted for 20% stock dividend in 2007) of the Company’s Common Stock. The 2007 Incentive Stock Option Plan expired on April 17, 2008. Upon expiration of the 2007 Incentive Stock Option Plank no further options to purchase shares of the Company’s common stock may be granted pursuant to such plan.

The following table sets forth information regarding vested and unvested incentive stock options granted to the named executive officers and outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Robert T. Braswell	26,972	-0-	--	$5.74	Jan. 19, 2009
	3,802	-0-	--	4.73	Feb. 20, 2011
	2,160	-0-	--	6.51	June 18, 2012
	17,280	-0-	--	7.73	Aug. 19, 2013
	14,400	-0-	--	9.03	Sept. 21, 2014
	12,000	-0-	--	10.41	Nov. 15, 2015
	984	3,936(1)	--	11.65	Dec. 18, 2017

Gunnar N. R. Fromen	5,227	-0-	--	5.74	Jan. 19, 2009
	3,554	-0-	--	5.74	Jan. 2, 2010
	4,752	-0-	--	4.73	Feb. 20, 2011
	1,728	-0-	--	6.51	June 18, 2012
	8,640	-0-	--	7.73	Aug. 19, 2013
	7,200	-0-	--	9.03	Sept. 21, 2014
	6,000	-0-	--	10.41	Nov. 15, 2015
	600	2,400(1)	--	11.65	Dec. 18, 2017

T. Allen Liles	6,653	-0-	--	4.73	July 24, 2011
	1,728	-0-	--	6.51	June 18, 2012
	8,640	-0-	--	7.73	Aug. 19, 2013
	7,200	-0-	--	9.03	Sept. 21, 2014
	6,000	-0-	--	10.41	Nov. 15, 2015
	600	2,400(1)	--	11.65	Dec. 18, 2017

Daniel D. Hornfeck	4,320	-0-	--	9.22	Jan. 1, 2014
	2,160	-0-	--	9.03	Sept. 21, 2014
	4,200	-0-	--	10.41	Nov. 15, 2015
	600	2,400(1)	--	11.65	Dec. 18, 2017

Phillip B. Carmac	200	800(1)	--	11.65	Dec. 18, 2017

(1)	Twenty percent of the total number of options granted to the executive on December 18, 2007 are scheduled to vest and become exercisable on each of December 18, 2009, 2010, 2011 and 2012.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: APPROVAL OF 2009 OMNIBUS STOCK OWNERSHIP AND

LONG TERM INCENTIVE PLAN

On March 17, 2009, the Board of Directors adopted the Carolina Bank Holdings, Inc. 2009 Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), subject to shareholder approval. The Omnibus Plan is designed to replace the Company’s 1997 Nonqualified Stock Option Plan for Directors, 1997 Incentive Stock Option Plan and 2007 Incentive Stock Option Plan, each of which has now expired according to its original terms. The Omnibus Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, long-term incentive compensation units and stock appreciation rights. Officers and other full-time employees of the Company and the Bank, including executive officers and directors, are eligible to receive awards under the Omnibus Plan, however, no projections have made as to specific award terms or recipients.

An aggregate of 500,000 shares of the Company’s common stock, subject to adjustment in certain circumstances, have been reserved for issuance under the terms of the Omnibus Plan. As of March 17, 2009, the Company had outstanding stock options covering 222,940 shares of common stock, or approximately 6.6% of the Company’s shares of common stock issued and outstanding. The Company believes that the Omnibus Plan pool of 500,000 shares of common stock, which represents approximately 14.8% of the Company’s issued and outstanding shares of common stock, will provide an adequate reserve for equity-based compensation for the foreseeable future, while not unduly diluting the interests of shareholders.

The purposes of the Omnibus Plan is enhance shareholder value by providing a performance incentive for key employees and directors of the Company, to encourage the continued employment of current employees, to align the interests of current employees with those of shareholders and to assist the Company in the recruitment of new key employees and directors by facilitating their ownership of the Company’s common stock. The Omnibus plan is administered by the Governance Committee of the Board of Directors. Each grant under the Omnibus Plan will be evidenced by a written agreement between the Company and the optionee/participant.

Options

The Company will receive no monetary consideration for the granting of an option. The consideration, if any, that the Company receives from the granting of such stock options is the further dedication of its employees and directors in the performance of their responsibilities, duties and functions on behalf of the Company. Upon the exercise of options, the Company will receive payment in the form of cash, shares of the common stock of the Company or both from the optionee in exchange for shares issued.

Incentive Stock Option Grants

Options may be granted under the Omnibus Plan with the intention to qualify them as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“ISOs” and each an “ISO”). Under the Internal Revenue Code, ISOs may only be granted to eligible employees of the Company and afford favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company.

Employees of the Company will be eligible to receive an ISO grant under the Omnibus Plan at no cost to them other than the option exercise price. The exercise price for options granted pursuant to the Omnibus Plan may not be less than 100% of the fair market value of the Company’s common stock on the date of grant. No ISO will be exercisable more than ten years after the date of its grant. In the case of an employee who owns more than 10% of the shares of the common stock of the Company at the time the ISO is granted, the option price may not be less than 110% of the fair market value of the Company’s common stock on the date of grant, and the ISO shall not be exercisable for more than five years from the date of its grant. There are no such employees at this time. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event that a participant ceases to serve as an employee of the Company due to retirement, an exercisable ISO will continue to be exercisable for three months but in no event after ten years from the original date of its grant. In the event of the disability, or in the event of the death, of an optionee during such service or within three months following retirement, an exercisable ISO will continue to be exercisable for 12 months from the date of disability or death to the extent it was exercisable by the optionee immediately prior to disability or death. The Governance Committee shall, in its discretion, fix the vesting schedule of the ISOs for each employee.

Subject to alternative minimum tax rules under the Internal Revenue Code, a recipient of an ISO grant will not be taxed upon either the grant of the ISO or on the date he or she exercises the ISO. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the ISO and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. In order to receive this favorable tax treatment, optionees may not exercise such options until the expiration of a one-year waiting period from the date of the grant and may not dispose of any shares acquired pursuant to the exercise of stock options for two years from the date of the grant. If the federal tax requirements are satisfied, the Company will receive no corresponding deduction for any portion of the ISO.

Non-Statutory Stock Option Grants

Options may be granted under the Omnibus Plan that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and do not afford favorable tax treatment to recipients (“NSSOs” and each an “NSSO”). Directors and employees of the Company are eligible to receive NSSO grants under the Omnibus Plan. NSSO grants under the Omnibus Plan may result in tax deductions to the Company.

Directors and employees of the Company will be eligible to receive NSSO grants under the Omnibus Plan at no cost to them other than the option exercise price. The options must be exercised within ten years from the date of grant. In the event a participant ceases to serve as a director or employee of the Company for any reason other than cause, as defined in the Omnibus Plan, an exercisable NSSO will continue to be exercisable upon the terms and conditions contained in the grant. Termination for cause will terminate the NSSO. In the event of the death of a participant during his or her service with the Company, an exercisable NSSO will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death.

A recipient of an NSSO grant under the Omnibus Plan will not be taxed upon the grant of the option. Upon the date he or she exercises the NSSO, the recipient will have taxable ordinary income on the difference between the option price and the fair market value of the stock on the date of exercise. The Company will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Restricted Stock Grants

Restricted stock may be granted under the Omnibus Plan to directors and employees of the Company. Restricted stock grants under the Omnibus Plan do result in tax deductions to Company. Directors and employees of the Company will be eligible to receive restricted stock grants under the Omnibus Plan at no cost to them unless the Compensation Committee specifies a purchase price in the grant. In the event that a participant does not satisfy any conditions specified in the grant, some or all of the restricted stock will be forfeited.

A recipient of a restricted stock grant under the Omnibus Plan may elect to be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date of grant. Otherwise, the recipient will be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date that any conditions on the grant end. The Company will receive a tax deduction for the amount recognized by the recipient as ordinary income.

Long Term Incentive Compensation Units

Long term incentive compensation units may be granted under the Omnibus Plan to eligible employees of the Company. Long term incentive compensation units may consist of stock and cash. Long term incentive compensation units under the Omnibus Plan do result in tax deductions to the Company. Employees of the Company will be eligible to receive a grant of long term incentive compensation units under the Omnibus Plan at no cost to them. Long term incentive compensation units will be distributed only after the end of a performance period established by the Compensation Committee. In the event that the conditions specified for the performance period are not satisfied, part or all of the long-term incentive compensations units will be forfeited. In the event of death, disability or retirement of a unit recipient prior to the end of a performance period, a pro rata number of the units will be distributed. In the event that a unit recipient terminates his or her status as an employee prior to the end of the performance period, all of the long-term incentive compensation units will be forfeited.

A recipient of a grant of long term incentive compensation units under the Omnibus Plan will be taxed upon the value of the stock portion of the unit in an amount equal to the fair market value of the stock at the date that the shares are issued after the end of the performance period. The Company will receive a tax deduction for the amount recognized by the recipients as ordinary income.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Omnibus Plan to employees of the Company. A recipient of a grant of a stock appreciation right will be entitled to a payment of the difference between the initial base value of the right (as established in the grant) and the fair market value of a number of shares of stock (also established in the grant) at the date of the exercise of the stock appreciation right. Stock appreciation rights under the Omnibus Plan do result in tax deductions to the Company. Employees of the Company will be eligible to receive a grant of stock appreciation rights under the Omnibus Plan at no cost to them. The stock appreciation rights must be exercised within the period specified in the grant, which may not exceed ten years from the date of grant.

A recipient of stock appreciation rights under the Omnibus Plan will not be taxed upon the grant of the stock appreciation right. Upon the date he or she exercises the stock appreciation rights, the recipient will have taxable ordinary income on the difference between the stock appreciation right initial base value and the fair market value of the stock on the date of exercise. The Company will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Effectiveness

If the Omnibus Plan is approved by the shareholders, the Omnibus Plan will become effective immediately. If the Omnibus Plan is not approved by the shareholders, it will be of no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE 2009 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted on February 17, 2009. This law requires that any proxy statement for an annual meeting of the shareholders of any participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program include a separate proposal in its proxy statement for a non-binding shareholder vote on the compensation paid to its executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This “say on pay” proposal is required during the period in which any obligation arising as a result of participation under the TARP Capital Purchase Program remains outstanding. The Governance Committee utilizes independent outside consultants to evaluate and determine the reasonableness of the Company’s executive compensation policies and practices.

Accordingly, our Board of Directors has proposed the following resolution for shareholder consideration:

Resolved, that the compensation paid or provided to executive officers of Carolina Bank Holdings, Inc. (the “Company”) and its subsidiary, and the Company’s and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in the Company’s proxy statement for its 2009 Annual Meeting, hereby are ratified and approved.

As provided in ARRA, the vote by our shareholders will be a non-binding, advisory vote. The vote will not be binding on our Board of Directors and our Governance Committee and will not overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded, and it will not create or imply any additional duty on the part of the Board or Committee. However, the Board and the Governance Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PRACTICES ARE ALIGNED WITH OUR SHAREHOLDERS’ INTEREST AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent registered public accounting firm for 2009.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. in connection with the annual audit of the Company’s financial statements for 2008 and 2007 and the aggregate fees billed in 2008 and 2007 for certain other professional services.

AUDIT FEES

Category	2008	2007

Audit Fees(1):	$54,000	$45,000
Audit-Related Fees:	58,156	--
Tax Fees(2):	15,500	3,500
All Other Fees:	--	--

Total Fees Paid:	$127,626	$48,500

(1)	Includes fees associated with the Company’s annual audit and quarterly reviews.

(2)	Includes fees associated with tax planning, preparation of tax returns, tax research and review of other tax-related documents.

All services rendered by Cherry, Bekaert & Holland, L.L.P. during 2008 and 2007 were subject to prior approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2009.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2008, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland, L.L.P. written disclosures and correspondence regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Cherry, Bekaert & Holland, L.L.P. their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2009.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.

This report is submitted by the Audit Committee:

Gary N. Brown

James E. Hooper

T. Gray McCaskill

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2010 ANNUAL MEETING

It is anticipated that the 2010 Annual Meeting will be held on a date during April 2010. Any proposal of a shareholder which is intended to be presented at the 2010 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 30, 2009, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2010 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2009 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC, by logging on at http://www.carolinabank.com.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER,

CAROLINA BANK HOLDINGS, INC., 101 NORTH SPRING STREET, GREENSBORO, NORTH CAROLINA 27401.

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary N. Brown and James E. Hooper, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on March 18, 2009, at the Annual Meeting of Shareholders of the Company to be held at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, at 4:00 p.m. on May 19, 2009, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect three members of the Board of Directors for terms of three years.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:

Stephen K. Bright

T. Gray McCaskill

D. Wayne Thomas

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.

APPROVAL OF THE CAROLINA BANK HOLDINGS, INC. 2009 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN: Proposal to ratify the Carolina Bank Holdings, Inc. 2009 Omnibus Stock Ownership and Long Term Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.

RATIFICATION OF NON-BINDING SHAREHOLDER RESOLUTION REGARDING EXECUTIVE COMPENSATION: Proposal to ratify a non-binding shareholder resolution regarding the Company’s executive compensation policies and practices.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.

OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE AND FOR PROPOSALS 2, 3 AND 4. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2009

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.